Memorandum of Understanding
Between
DeepExpro, LLC.
And

Blugrass Energy, Inc.

For Joint Identification, Evaluation, Acquisition, Exploration, Appraise, Development, and
Production of various Working Interest and Net Revenue Interest Ownership in Oil and Gas
Fields

1.

Subject Matter

DeepExpro, LLC. ("DeepExpro"), an approved and qualified operator with the United States Department of Interior (“USDOI”) Minerals Management Service Gulf of Mexico (“MMS GOM”) Region, is proposing a Joint Venture (“JV”) with Blugrass Energy, Inc. (“BGE”) to jointly Identify, Evaluate, Acquire, Explore, Appraise, Develop, and Produce Hydrocarbons from oil and gas fields of Interest to both parties.

2. Obligations DeepExpro, LLC. and Blugrass Energy, Inc.

All prospective fields brought to the attention of the JV are to be held in strictest confidentiality between DeepExpro and BGE.

Neither DeepExpro or BGE is to release information shared under the terms of the JV to other Companies in an attempt to facilitate an acquisition of the subject Field(s) via a Third Party, Arm’s Length Agreement.

Neither DeepExpro or BGE is to pursue prospective acquisitions brought to the attention of the JV on a solo basis without the signing of a written Release by the other member of the JV.

Each potential acquisition is to be subjected to Industry Standard Technical and Economic Due Diligence with all Studies and Models to remain the property of the Company which generates same.

All potential acquisitions will be ranked and qualified for acquisition and presented to a JV Acquisition Committee for review and approval.

The JV will endeavour to acquire all qualified candidates on a case by case basis with Working Interest and Net Revenue Interest in each acquisition to be based on Heads Up CAPEX and OPEX investment.

The JV will endeavour to generate a template Joint Operating Agreement that can be utilized to govern post acquisition operations.

The JV will not divest any assets held under the JV without offering the other JV participant the right of first refusal.

3. Confidentiality.

The JV (including parent companies of the JV) undertake to treat the content of this MOU, the state of the negotiations, and information relating to the conclusion or the implementation of this agreement in confidence and not to share any such of this information to any unauthorized third parties not herein identified, other than as required by law or rules of a relevant stock exchange, and in such cases, the parties will consult on the content of the disclosure.

4. Distribution of Costs.

Except as set forth above each Party shall bear its own costs whatever the nature and however arising (e.g. travel expenses, due diligence, and the costs of advisors).

5. Written Form.

Amendments and additions to this Letter of Intent must be in writing and executed by both parties.

6. Transferability.

The rights and duties arising out of this Letter of Intent are not transferable, unless agreed by both parties.

7. Partial Invalidity.

If any provisions of this Letter of Intent are or become wholly or partially invalid or unenforceable or if any omission from this MOU is ascertained, the validity of the remaining provisions shall not thereby be affected. In the place of the invalid, unenforceable or omitted provision such a valid and enforceable provision which the Parties would have agreed taking the financial objective into consideration, if they had been aware of the invalidity, unenforceability or omission of the relevant provision, shall be deemed to be agreed.

8. Choice of Law.

This MOU, PSA, AOI and any and all documents pertaining and required of this Agreement will be governed by the laws of the State of Texas and/or U.S. Government laws where mandated.

9. Termination

This MOU may be terminated in accordance with the following provisions:

(a) by the mutual written consent of DeepExpro and BGE;

(b) by either party in the event that any Governmental Authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the completion of the Agreement and such order, decree, ruling, or other action shall have become final and nonappealable; provided, however, that the right to terminate this MOU pursuant to this section shall not be available to any Party until such Party has used all commercially reasonable efforts to remove such order, decree, ruling, or other action;

(c) after July 24, 2010, by either Party with immediate effect if as at July 24, 2010 the Parties are unable to close on proposed acquisitions due to inability to perform or the inability to agree on AOI, PSA and MAGA documents;

Without prejudice to any rights, claims or causes of action of a Party which arose or accrued prior to the date of termination, in the event of termination of this MOU for any reason, this Agreement shall be void and of no further force or effect, except that the obligations of confidentiality imposed by this MOU will continue in full force and effect for a period of 2 years after the date this MOU is terminated.

10. Disputes

In this clause, "Business Day" means:

A. for receiving a notice under clause 17, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

B. for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in Houston, Texas, United States.

17.1 Notice of dispute

(a) If a dispute, controversy or claim arising out of, relating to or in connection with this MOU, including any question regarding its existence, validity or termination ("Dispute") arises between the parties to this MOU, either party may give the other party written notice setting out the material particulars of the Dispute and requiring duly authorised representatives of that party to meet at a place, agreed between the parties, within 10 Business Days of the date of receipt of such notice.

(b) The parties must meet in good faith and use their best endeavours to resolve the Dispute.

AGREED: DeepExpro, LLC.

Signature Printed Name

Title Address

AGREED:
Blugrass Energy, Inc.

Signature Printed Name

Title Address